UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UTZ BRANDS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2026 (October 28, 2026)

Utz Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38686	85-2751850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 High Street

Hanover, PA 17331

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (717) 637-6644

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2026, Howard Friedman, the Chief Executive Officer of Utz Brands, Inc., a Delaware corporation (the “Company” or “Utz”), who also serves as the Company’s principal operating officer and as a member of Utz’s Board of Directors (the “Board”), informed the Executive Vice President, Chief Legal Officer, and Corporate Secretary of the Company of his determination that, in connection with the Company’s return to being a private company and contingent upon the Closing, he will cease his employment with the Company and its subsidiaries shortly following the Closing. It is anticipated that Mr. Friedman’s departure as an employee from the Company and its subsidiaries will be effective November 30, 2026. Mr. Friedman’s determination was not the result of any disagreement with the Company, Parent, the Continuing Stockholders (as defined in the Merger Agreement (as defined below)) or their respective affiliates on any matter relating to the Company’s operations, policies, or practices.

Pursuant to the Merger Agreement, Mr. Friedman will also depart from the Board, effective as of and contingent upon the Closing, when the directors of Merger Sub (as defined below) become the directors of the Surviving Corporation (as defined below).

Item 8.01 Other Events.

As previously disclosed, on July 20, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Idaho USA, Inc. a Delaware corporation (“Acquiror”), Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly-owned subsidiary of Acquiror (“Merger Sub”), and Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Parent”). The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and following the Merger, the Company will continue as the surviving corporation in the Merger and become an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”).

On October 2, 2026, (i) the Company filed its definitive proxy statement on Schedule 14A (as it may be supplemented from time to time, the “Definitive Proxy Statement”), and (ii) the Company, Utz Brands Holdings, LLC (“Company LLC”), Parent, Intersnack Holding Gesellschaft für Auslandsbeteiligungen mbH (“Holdings”), Intersnack Group Holding GmbH (“Intersnack General Partner”), Acquiror, Merger Sub, Series U of UM Partners LLC (“Series U”) and Series R of UM Partners LLC (“Series R” and, collectively with the Company, Company LLC, Parent, Holdings, Intersnack General Partner, Acquiror, Merger Sub and Series U, the “Filing Persons”) filed a related Transaction Statement on Schedule 13E-3/A (the “October 2 Schedule 13E-3”), in each case, with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the Company’s special meeting of stockholders (the “Special Meeting”) to be held in connection with transactions contemplated by the Merger Agreement and other Transaction Agreements (as defined in the Merger Agreement), including the Merger, the TRA Payment (as defined in the Merger Agreement), and the Recapitalization (as defined in the Merger Agreement) (collectively, the “Transactions”). The Special Meeting is scheduled to be held on November 13, 2026 at 9:00 a.m. Eastern Time via a live interactive webcast at www.virtualshareholdermeeting.com/UTZ2026SM.

Explanatory Notes

Interests of Utz’s Directors and Executive Officers in the Transactions

On October 29, 2026, Parent, Series U and Series R, as the owners (directly or indirectly) of Company LLC following the closing of the Transactions (the “Closing”), entered into a letter agreement with B. John Lindeman, a member of the Board, to offer Mr. Lindeman the position of Chief Executive Officer of Company LLC following the Closing, subject to the Closing occurring and the execution of a written employment agreement to be negotiated between Company LLC and Mr. Lindeman promptly following the Closing (the “Post-Closing CEO Letter Agreement”). Mr. Lindeman’s contemplated employment start date (subject to the conditions set forth in the prior sentence) is November 30, 2026, or such later date as otherwise mutually agreed between Company LLC and Mr. Lindeman.

In light of the foregoing, the Company and the other Filing Persons, as applicable, wish to supplement the Definitive Proxy Statement and the October 2 Schedule 13E-3 with certain supplemental disclosures with respect to the Post-Closing CEO Letter Agreement and related transactions, which are set forth below in this Item 8.01 of Current Report on Form 8-K (the “CEO Supplemental Disclosures” and, together with the Complaint and Demand Supplemental Disclosures (as defined below), being all of the supplemental disclosures set forth under the heading “Supplemental Disclosures” below, the “Supplemental Disclosures”), which should be read in conjunction with the Definitive Proxy Statement and the Schedule 13E-3 (as defined below), each of which should be read in their entirety. Concurrently herewith, the Filing Persons are filing a Transaction Statement on Schedule 13E-3/A with the SEC (the “October 30 Schedule 13E-3/A” and, the October 2 Schedule 13E-3 as further amended by the October 30 Schedule 13E-3/A, the “Schedule 13E-3”). To the extent that information herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. Except as described in the Supplemental Disclosures, the information provided in the Definitive Proxy Statement continues to apply. Nothing in the CEO Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the CEO Supplemental Disclosures.

Stockholder Complaints and Disclosure Demands

On October 22, 2026, two stockholders of the Company separately filed complaints relating to the Definitive Proxy Statement in the Supreme Court of the State of New York, County of New York, against the Company and the members of the Board, one captioned Williams v. Utz Brands, Inc. et al., Index No. 656032/2026 (N.Y. Sup. Ct., Oct. 22, 2026) and the other captioned Thompson v. Utz Brands, Inc. et al., Index No. 656040/2026 (N.Y. Sup. Ct., Oct. 22, 2026) (together, the “Stockholder Complaints”).

Each Stockholder Complaint asserts claims for negligent misrepresentation and concealment and negligence against the Company and the members of the Board based upon allegations that a false and misleading Definitive Proxy Statement was filed with the SEC and disseminated to the plaintiffs (purported stockholders) and other Company stockholders to solicit their approval of the proposed Transactions.

Additionally, the Company has received letters (the “Disclosure Demands”) from certain purported stockholders of the Company claiming certain allegedly material omissions in the Definitive Proxy Statement, letters demanding appraisal (the “Appraisal Demands”) from certain purported stockholders of the Company pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) and demand letters from certain purported stockholders of the Company (collectively with the Disclosure Demands and the Appraisal Demands, the “Stockholder Letters”) making formal requests to inspect Utz’s books and records pursuant to Section 220 of the DGCL. None of the purported stockholders of the Company who submitted the Stockholder Letters has filed litigation relating to the proposed Transactions as of the date of this Current Report on Form 8-K.

The Company believes that the claims asserted in the Stockholder Complaints and the potential claims threatened in the Disclosure Demands are without merit and that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law. However, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Transactions and to minimize the expense of defending such actions, and without admitting any liability or wrongdoing, the Company wishes to make certain supplemental disclosures with respect to the Stockholder Complaints and Disclosure Demands, which are set forth below in this Item 8.01 of Current Report on Form 8-K (the “Complaint and Demand Supplemental Disclosures”), in response to the Stockholder Complaints and the Disclosure Demands. The Company and the Board deny all allegations of purported wrongdoing in the Stockholder Complaints and the Disclosure Demands.

In light of the foregoing, the Company and the other Filing Persons, as applicable, wish to supplement the Definitive Proxy Statement and the October 2 Schedule 13E-3 with the Complaint and Demand Supplemental Disclosures, which should be read in conjunction with the Definitive Proxy Statement and the Schedule 13E-3, each of which should be read in their entirety. To the extent that information herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. Except as described in the Supplemental Disclosures, the information provided in the Definitive Proxy Statement continues to apply. Nothing in the Complaint and Demand Supplemental Disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the Complaint and Demand Supplemental Disclosures.

Supplemental Disclosures

All paragraph headings and page references used herein refer to the headings and pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments or supplements, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. The supplemental information is identified below by bold, underlined text. Stricken through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement.

Plans of the Continuing Stockholders, the Intersnack General Partner, Holdings and the Parent Entities for Utz and Company LLC After the Transactions

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Plans of the Continuing Stockholders, the Intersnack General Partner, Holdings and the Parent Entities for Utz and Company LLC After the Transactions” is hereby amended and supplemented by adding the following sentence to the end of the fourth full paragraph on page 108 of the Definitive Proxy Statement:

For a discussion of certain post-Closing employment arrangements of Company LLC, see the section of the proxy statement captioned “Interests of Utz’s Directors and Executive Officers in the Transactions — Post-Closing CEO Arrangement.”

Interests of Utz’s Directors and Executive Officers in the Transactions

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Interests of Utz’s Directors and Executive Officers in the Transactions—New Employment Arrangements” is hereby amended and supplemented as follows:

1.	By amending and restating the first sentence of the third paragraph on page 123 of the Definitive Proxy Statement

As of the date of this proxy statement, except as described under “— Family Stockholder Arrangements~~,~~” and “— Post-Closing CEO Arrangement,” none of the members of the Utz Board or Utz’s executive officers has entered into any agreement, arrangement or understanding with Parent, Continuing Stockholders or Utz or any of their respective executive officers, directors or affiliates regarding post-Closing services.

2.	By adding following the fourth paragraph on page 123 of the Definitive Proxy Statement the following sub-heading and paragraphs:

Post-Closing CEO Arrangement

On October 29, 2026, Parent and the Continuing Stockholders, as the owners (directly or indirectly) of Company LLC following the Closing, entered into a letter agreement with Mr. B. John Lindeman , a current member of the Utz Board, to offer Mr. Lindeman the position of Chief Executive Officer of Company LLC following the Closing, subject to the Closing occurring and the execution of a written employment agreement (the “Post-Closing CEO Employment Agreement”) to be negotiated between Company LLC and Mr. Lindeman promptly following the Closing (the “Post-Closing CEO Letter Agreement”). Mr. Lindeman’s contemplated employment start date (subject to the conditions set forth in the prior sentence) is November 30, 2026, or such later date as otherwise mutually agreed between Company LLC and Mr. Lindeman.

The following chronology summarizes key meetings and events that led to the letter agreement with Mr. Lindeman to offer him the position of Chief Executive Officer of Company LLC promptly following the Closing. This chronology does not purport to catalogue every conversation of, by, with or among representatives of the Special Committee, the Utz Board, Utz, Parent, the Continuing Stockholders and/or each of their respective affiliates, and/or their respective financial advisors, legal advisors, and/or any other person. All dates reflected in this chronology are based on the date in the Central time zone.

Mr. Lindeman most recently served as President and Chief Executive Officer of Calavo Growers, Inc. until June 2026, following its acquisition by Mission Produce, Inc. In August 2026, following the approval of the Transactions by the Utz Board and the Special Committee on July 20, 2026 and the announcement of the Transactions on July 21, 2026, Mr. Lissette and Mr. Lindeman engaged in preliminary discussions during which Mr. Lissette inquired whether Mr. Lindeman had any interest in a potential role with Company LLC following the Closing, including possibly serving as Chief Executive Officer. Mr. Lindeman informed Sidley, as counsel to the Special Committee of the nature of Mr. Lissette’s inquiry. Mr. Lissette in consultation with representatives of Parent also engaged in discussions with certain other candidates regarding the role of Chief Executive Officer of Company LLC following the Closing, and Mr. Lindeman considered potential opportunities to serve as a senior executive of third parties.

On October 6, 2026, Mr. Lissette again contacted Mr. Lindeman with respect to his potential interest in serving as Chief Executive Officer of Company LLC following the Closing, and they discussed his other time commitments. On October 11, 2026, Mr. Lissette and Mr. Lindeman further discussed the scope of the potential role as Chief Executive Officer of Company LLC following the Closing. During this meeting, Mr. Lissette and Mr. Lindeman also discussed the elements of potential compensation associated with a potential post-closing position of Chief Executive Officer of Company LLC. On October 19, 2026, Mr. Lissette and Mr. Lindeman further discussed a potential announcement timeline to key constituencies relating to Mr. Lindeman’s potential appointment. On October 21, 2026, Mr. Lindeman proposed to Mr. Lissette the following terms related to his potential role as Chief Executive Officer of Company LLC following the Closing: (i) a fixed term of 18 months; (ii) an annual base salary of $1,700,000 and eligibility for an annual cash bonus with a target bonus opportunity of $300,000; (iii) an additional $500,000 bonus upon the successful appointment of a permanent Chief Executive Officer of Company LLC (which may include Mr. Lindeman) prior to the completion of the 18-month period following his employment start date; (iv) subject to customary exceptions, salary continuation through the end of the applicable term; and (v) authorization to serve on the board of directors of a third-party company. Mr. Lindeman also proposed that customary employment terms for a chief executive officer would be negotiated if his term were extended beyond 18 months. Mr. Lissette presented the proposal to representatives of Parent soon thereafter.

On October 21, 2026, representatives of Sidley and Cozen held a telephone conference to discuss Mr. Lindeman’s potential service as Chief Executive Officer of Company LLC. On October 22, 2026, the Special Committee met to consider the process regarding the proposal for engaging in discussions that would offer Mr. Lindeman the position of Chief Executive Officer of Company LLC following the

Closing. The Special Committee discussed that Mr. Lindeman was no longer disinterested in the Transactions in his capacity as a member of the Utz Board and advised the Continuing Stockholders and Parent, through counsel, that (i) the Continuing Stockholders and Parent, and their respective representatives, should not discuss other pre-closing deal matters with Mr. Lindeman, including information regarding any meetings of the Special Committee or Utz Board that Mr. Lindeman attended in his capacity as a disinterested director of the Utz Board; and (ii) the Company will file a public disclosure regarding the discussions (and, if there is an agreement or understanding reached relating to Mr. Lindeman’s post-closing employment, the key terms of such agreement or understanding) at a reasonable time before the Special Meeting.

On October 27, 2026, Mr. Lissette sent Mr. Lindeman a draft of the Post-Closing CEO Letter Agreement, which set forth the proposed terms, which were substantially consistent with those discussed on October 21, 2026. On October 28, 2026, Mr. Lindeman proposed that upon his termination as Chief Executive Officer of Company LLC, he be entitled to receive any earned, but unpaid bonus, as well as a prorated bonus for any partial year in which his separation occurs. Also on October 28, 2026, a representative of Parent had a teleconference call with Mr. Lindeman regarding the potential offer for Mr. Lindeman to become Chief Executive Officer of Company LLC following the Closing. On October 29, 2026 the parties exchanged drafts of the Post-Closing CEO Letter Agreement, and on October 29, 2026, Mr. Lindeman, the Continuing Stockholders and Parent executed the Post-Closing CEO Letter Agreement.

Pursuant to the Post-Closing CEO Letter Agreement and promptly following the Closing, Mr. Lindeman will negotiate in good faith with Company LLC to enter into the Post-Closing CEO Employment Agreement, subject to customary restrictive covenants, providing for an annual base salary of $1,700,000 and eligibility for an annual cash bonus with a target of $300,000. Mr. Lindeman will also be eligible to participate in employee benefits offered to similarly-situated senior executives of Company LLC following the Closing. The Post-Closing CEO Letter Agreement further provides for an additional $500,000 bonus to Mr. Lindeman upon the appointment of a permanent Chief Executive Officer (which may include Mr. Lindeman) prior to the completion of the 18-month period following his employment start date. Additionally, if (i) Company LLC appoints another permanent Chief Executive Officer, (ii) Company LLC terminates Mr. Lindeman other than for “cause” or (iii) Mr. Lindeman resigns for “good reason”, in each case, within the 18-month period following his employment start date (with “cause” and “good reason” to be defined in the Post-Closing CEO Employment Agreement), Mr. Lindeman will be entitled to (a) payment of his base salary through the end of the 18-month period following his employment start date, (b) any earned but unpaid annual bonus from the preceding year, and (c) a prorated annual bonus based on the number of completed days he is employed in the calendar year of termination and measured as year-to-date performance against target metrics in the year of termination. Mr. Lindeman further will be permitted to serve as an outside director on the board of directors of one company during the 18-month term, subject to compliance with restrictive covenants to be agreed in connection with his employment.

Selected Public Companies Analysis

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Selected Public Companies Analysis” is hereby amended and supplemented by making the following changes to the table that appears on page 89 of the Definitive Proxy Statement:

Selected Companies	Enterprise Value ($ Bn)	Enterprise Value / 2027E EBITDA
Post Holdings, Inc.	$11.4	7.3x
Flowers Foods Inc.	$3.6	7.1x
The Marzetti Company	$3.1	9.2x
BellRing Brands, Inc.	$2.6	7.8x
B&G Foods, Inc.	$2.3	7.8x
J&J Snack Foods Corp.	$1.4	7.6x
The Simply Good Foods Company	$1.3	5.6x

Selected Precedent Transactions Analysis

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Selected Precedent Transactions Analysis” is hereby amended and supplemented by making the following changes to the table that appears on page 89 of the Definitive Proxy Statement:

Date Announced	Target	Acquiror	Transaction Value ($ Bn)	Transaction Value / LTM Adjusted EBITDA
11/25	TreeHouse Foods, Inc.	Investindustrial	$2.9	8.3x
07/25	WK Kellogg Co	The Ferrero Group	$3.1	11.4x
09/23	Hostess Brands, Inc.	The J.M. Smucker Co.	$5.5	17.8x
02/21	Planters snack nut portfolio	Hormel Foods Corp.	$3.4	12.5x
12/17	Snyder’s-Lance, Inc.	Campbell Soup Co.	$6.3	19.9x
10/15	Diamond Foods, Inc.	Snyder’s-Lance, Inc.	$1.9	15.7x
01/15	MOM Brands Company	Post Holdings, Inc.	$1.2	9.6x
01/13	U.S. Skippy business	Hormel Foods Corp.	$0.7	10.7x
02/12	Pringles business	Kellogg Company	$2.7	11.1x

Discounted Cash Flow Analysis

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Discounted Cash Flow Analysis” is hereby amended and supplemented by making the following changes on page 90 of the Definitive Proxy Statement:

Citi performed a discounted cash flow analysis for Utz attributable to the Class A Common Stock by calculating the estimated present value (as of March 29, 2026, the end of Utz’s first quarter of 2026) of 62.4% (the portion of the fully diluted economic ownership of Utz represented by the Class A Common Stock as provided by Utz) of (1) the standalone unlevered free cash flows that Utz was forecasted to generate from beginning of the second quarter of 2026 through the conclusion of the fourth quarter of 2026 and the fiscal years 2027 through 2031, based on Utz’s Projections provided by Utz’s management (and approved for Citi’s use by the Special Committee) and (2) an estimated range of terminal values for Utz. To derive the estimated range of terminal values, based on its professional judgment and experience, Citi applied perpetuity growth rates of 1.5% to 2.5% to Utz’s estimated terminal year unlevered free cash flow (see “—Summary of the Projections”), which analysis implied terminal year EBITDA multiples ranging from 8.4x to 11.0x. The present values (as of March 29, 2026) of the cash flows and implied terminal values were then calculated using a selected range of discount rates of 7.9% to 8.5%, reflecting the estimated weighted average cost of capital (selected by Citi using its professional judgment and experience and applying the capital asset pricing model) for Utz, and adjusted to include 100% of the estimated net present value of Utz’s net operating losses (based on information provided by Utz) of approximately $13 million (calculated using a discount rate of 8.2%, the midpoint of Citi’s estimated range of Utz’s weighted average cost of capital). The capital asset pricing model requires certain Company-specific inputs, including (among others) capital structure weightings, cost of long-term debt, and beta, as well as certain financial metrics for the U.S. financial markets generally, in each case, based on considerations that Citi deemed relevant in its professional judgment and experience. This analysis indicated an approximate implied per share equity value reference range for the Class A Common Stock, rounded to the nearest $0.05, of $10.60 to $14.80, as compared to the per share consideration to be paid in the Merger for each share of Class A Common Stock of $14.25.

Illustrative Future Share Price Analysis

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Illustrative Future Share Price Analysis” is hereby amended and supplemented by making the following changes to the second paragraph of such section on page 90 of the Definitive Proxy Statement:

To calculate the future ranges of implied equity values, Citi applied a range of Enterprise Value to NTM Adjusted EBITDA (as defined below) multiples of 7.8x to 9.4x, based on (1) Utz’s current Enterprise Value to next 12 months Adjusted EBITDA (“NTM Adjusted EBITDA”) multiple (as of July 17, 2026) and (2) Utz’s median Enterprise Value to NTM Adjusted EBITDA multiple (for the one-year period up to July 17, 2026), respectively, to Utz’s estimated NTM Adjusted EBITDA as of each of year-end 2026, year-end 2027 and year-end 2028, in each case based on Utz’s Projections provided by Utz’s management (and approved for Citi’s use by the Special Committee). Citi discounted the derived implied equity values per share to July 17, 2026 at a discount rate of 9.8% (which Citi derived using its professional judgment and experience based on the midpoint of the range of Utz’s assumed cost of equity (derived using the capital asset pricing model)).

Equity Research

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Certain Additional Information—Equity Research” is hereby amended and supplemented by inserting a new sentence at the end thereof followed by a table, each as provided below, on page 91 of the Definitive Proxy Statement:

The stock price targets reviewed by Citi (and the brokerage firms preparing such stock price targets) were as follows:

Brokerage Firm	Stock Price Target
UBS	$8.00
RBC	$15.00
TD Cowen	$9.00
Piper Sandler	$10.00
Stephens	$14.00
Barclays	$10.00
Jefferies	$14.00
Oppenheimer	N/A
BTIG	$10.00
Mizuho	$14.00
Bank of America	$11.00

All-Cash Premia

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Certain Additional Information—All-Cash Premia” is hereby amended and supplemented by making the following changes on page 91 of the Definitive Proxy Statement:

Citi reviewed over 200 all-cash acquisition transactions of U.S. public targets with transaction values in excess of $500,000,000 that had announced since January 2023 through July 17, 2026 and observed the merger consideration payable in such transactions reflected one-day premia to the unaffected trading prices of 50% in 2023, 29% in 2024, 42% in 2025 and 37% in 2026 (through July 17, 2026). Citi noted that application of a range of premia of 30% to 50% to the closing trading price of the Class A Common Stock on July 17, 2026 would indicate an illustrative potential range of prices, rounded to the nearest $0.05, of $9.35 to $10.80.

Other Presentations by Citi

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Summary of Financial Analyses of Citi—Certain Additional Information—Other Presentations by Citi” is hereby amended and supplemented by making the following changes on pages 91-92 of the Definitive Proxy Statement:

In addition to the presentation reviewed with the Special Committee on July 19, 2026, which includes the financial analysis summarized above and which has been filed with the SEC as an exhibit to the Schedule 13E-3 filed in connection with the Transactions, copies of other preliminary illustrative presentations delivered by Citi to the Special Committee referred to below are also attached as exhibits to the Schedule 13E-3. None of the presentations described below constitutes, or forms the basis of, an opinion of Citi with respect to the Merger Consideration, and was based on economic, monetary, market and other conditions as in effect on, and the information made available to Citi as of, the date of that presentation. The description of these other written presentations by Citi contained in this proxy statement is qualified in its entirety by reference to the full text of such other written presentations by Citi.

On June 19, 2026, Citi reviewed with the Special Committee materials that included, among other things, certain preliminary illustrative financial analyses, including a review of Utz share price performance and illustrative discounted cash flow analysis, future share price analysis, selected publicly traded companies analysis, selected precedent transactions analysis, premiums paid analysis, 52-week trading range for Utz Class A Common Stock and research analyst price targets for Utz. The June 19, 2026 presentation included similar information as the information included in the July 19, 2026 presentation, except that the July 19, 2026 presentation was updated principally to account for final deal terms and updated market data as of July 17, 2026.

On June 19, 2026, Citi also reviewed with the Special Committee materials that included, among other things, (i) a preliminary discussion of potential alternative counterparties for Utz based on public information and (ii) a preliminary discussion of certain transaction effects associated with an acquisition of Utz by a financial sponsor assuming and sensitizing for different internal rates of return, purchase prices, leverage multiples, and exit EBITDA multiples.

On May 5, 2026, Citi reviewed with the Special Committee materials that included, among other things, (i) an overview of diligence requests made by Parent and (ii) a preliminary discussion of other potential transaction counterparties based on public information.

On April 28, 2026, Citi reviewed with the Special Committee materials that included, among other things, a preliminary discussion of certain transaction effects associated with an acquisition of Utz by a financial sponsor assuming and sensitizing for different internal rates of return, purchase prices, and leverage multiples.

On April 17, 2026, Citi reviewed with the Special Committee materials that included, among other things, (i) summary observations from the Parent April 16 Proposal and (ii) certain preliminary illustrative financial analyses illustrating the effect of changes in certain assumptions (including Utz’s rate of revenue growth, Adjusted EBITDA margin, tax rate, weighted average cost of capital and perpetuity growth rate) on the illustrative discounted cash flow analysis.

On April 7, 2026, Citi orally reviewed with the Special Committee preliminary illustrative financial analyses that were in the process of being prepared by Citi.

On March 31, 2026, Citi reviewed with the Special Committee materials that included, among other things, certain preliminary illustrative financial analyses, including a review of Utz share price performance and illustrative discounted cash flow analysis, future share price analysis, selected publicly traded companies analysis, selected precedent transactions analysis, premiums paid analysis, 52-week trading range for Utz Class A Common Stock and research analyst price targets for Utz. The March 31, 2026 presentation included similar information as the information included in the July 19, 2026 presentation, except that the July 19, 2026 presentation was updated principally to account for final deal terms and updated market data as of July 17, 2026.

On March 24, 2026, Citi reviewed with the Special Committee materials that included, among other things, certain preliminary illustrative financial and market information, including (i) historical trading performance in shares of the Class A Common Stock, (ii) certain trading multiples of Utz and other selected publicly traded companies, (iii) certain transaction multiples observed in selected precedent transactions and (iv) a summary of ratings and price targets of various equity research analysts.

Summary of the Projections

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Certain Financial Projections—Summary of the Projections” is hereby amended and supplemented by inserting a new sentence at the end of footnote 4 to the table on pages 116 and 117 of the Definitive Proxy Statement to read as follows:

For purposes of Citi’s discounted cash flow analysis (see “—Special Factors—Summary of Financial Analyses of Citi—Discounted Cash Flow Analysis”), a terminal year Unlevered Free Cash Flow to C-Corp (Class A) of $113 million was calculated and provided to Citi.

Important Additional Information and Where To Find It

In connection with the proposed Transactions, the Company has filed with the SEC the Definitive Proxy Statement on Schedule 14A, and the Company and the other Filing Persons have filed with the SEC the Schedule 13E-3. The Company may also file other documents with the SEC regarding the proposed Transactions. This Current Report on Form 8-K is not a substitute for the Definitive Proxy Statement, the Schedule 13E-3, or any other document which the Company has filed or may file with the SEC. The Definitive Proxy Statement and the associated proxy card have been mailed to the Company’s stockholders of record as of the close of business on September 28, 2026. This Current Report on Form 8-K supplements the disclosures contained in the Definitive Proxy Statement and the Schedule 13E-3 and should be read in conjunction with both documents. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO OR INCORPORATED BY REFERENCE THEREIN), THE SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO OR INCORPORATED BY REFERENCE THEREIN), AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY DO OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. Stockholders of the Company may obtain free copies of the Definitive Proxy Statement, the Schedule 13E-3, any amendments or supplements thereto, and other documents containing important information about the Company and the proposed Transactions through the website maintained by the SEC at www.sec.gov. In addition, stockholders of the Company may obtain free copies of such documents by accessing the Investor Relations portion of the Company’s website at https://investors.utzsnacks.com/investors/.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees, may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed Transactions. Information about the directors and executive officers of the Company is set forth (i) in the Company’s definitive proxy statement on Schedule 14A for the 2026 annual meeting of stockholders of the Company, filed with the SEC on March  12, 2026 (available here), including under the sections “Proposal No. 1: Election of Directors”, “Directors of Utz Brands, Inc.”, “Executive Officers of Utz Brands, Inc.”, “Corporate Governance”, “Executive and Director Compensation”, “Security Ownership of Certain Beneficial Owners and Management” and “Related Party Transactions”, (ii) under Item 5.02, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Current Report on Form 8-K filed by the Company with the SEC on May  28, 2026 (which is available here), (iii) in the Statement of Changes in Beneficial Ownership on Form 4 filed by Jason K. Giordano on October 16, 2026 (which is available here), and (iv) in the Definitive Proxy Statement (as supplemented by this Current Report on Form 8-K), including under the sections “Special Factors — Interests of Utz’s Directors and Executive Officers in the Transactions”, “Special Factors — Intent of Utz’s Directors and Executive Officers to Vote in Favor of the Transactions”, “Important Information Regarding Utz and Company LLC — Directors and Executive Officers; Managing Member”, “Important Information Regarding Utz and Company LLC — Security Ownership of Certain Beneficial Owners and Management”, “Important Information Regarding Utz and Company LLC — Transactions in Utz Common Stock” and “Important Information Regarding Utz and Company LLC — Past Contacts, Transactions, Negotiations and Agreements” (which is available here). To the extent the security holdings of directors and executive officers have changed since the amounts described in these filings, such changes have been or will be set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K, the documents to which the Company refers you in this filing, and information included in oral statements or other written statements made or to be made by the Company or on the Company’s behalf contain forward-looking statements, including, without limitation, statements regarding the anticipated timing of the consummation of the proposed Transactions, as well as certain matters to occur following the closing of the Transactions, including the expected appointment of Mr. Lindeman to the office of Chief Executive Officer of Company LLC and the expected departure of Mr. Friedman from his employment with the Company. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “anticipates,” “believes,” “plans,” “projects,” “seeks,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,”

“continues,” “target,” “outlook” and similar terms and expressions, but the absence of these words does not mean that the statement is not forward-looking. Actual results may differ significantly from the forward-looking statements in this document due to various risks and uncertainties including, without limitation: (1) the risk that the proposed Transactions may not be completed in a timely manner, or at all, including because required stockholder approvals or other closing conditions are not satisfied or waived; (2) the effects of the announcement and pendency of the proposed Transactions on Utz’s business, employees and relationships with customers, suppliers, independent operators and other business partners, including the diversion of management’s attention and the restrictions on the conduct of Utz’s business under the interim operating covenants; (3) the significant transaction costs Utz has incurred and expects to continue to incur, whether or not the Transactions are completed; (4) litigation relating to the proposed Transactions, including injunctions or other orders that could delay or prevent their completion; (5) the limitations on Utz’s ability to pursue alternative transactions and Utz’s obligation to pay a termination fee in specified circumstances; and (6) the loss of the opportunity for holders of Class A Common Stock of Utz to participate in any future growth of the Surviving Corporation if the Transactions are completed. In addition, a description of certain other factors that could affect Utz’s business, financial condition, or results of operations is included in Utz’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the SEC. Forward-looking statements reflect Utz’s good faith beliefs, assumptions, and expectations but are not guarantees of future performance or events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. These forward-looking statements speak only as of the date they are made, and Utz undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Utz Brands, Inc.

Dated: October 30, 2026

	By:	/s/ Theresa R. Shea
	Name:	Theresa R. Shea
	Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary